Exhibit 99.1

For Immediate Release

From:	Chicopee Bancorp, Inc.
Contact:	William J. Wagner
President and Chief Executive Officer
Corporate Office:	70 Center Street
Chicopee, Massachusetts 01013
Telephone:	(413) 594-6692

CHICOPEE BANCORP, INC. ANNOUNCES REGULATORY APPROVAL TO

CONSUMMATE ITS SUBSCRIPTION OFFERING

Chicopee, Massachusetts, July 18, 2006 – Chicopee Bancorp, Inc., the proposed holding company for Chicopee Savings Bank, announced that it received regulatory approval to complete the conversion of Chicopee Savings Bank from mutual to stock form and to consummate the related Chicopee Bancorp, Inc. stock offering. All orders received by eligible depositors of Chicopee Savings Bank will be filled in full. The offering, which expired on June 13, 2006, was managed by Ryan Beck & Co., Inc.

Chicopee Bancorp will sell 6,888,304 shares of common stock to eligible depositors of Chicopee Savings Bank and to the Chicopee Savings Bank Employee Stock Ownership Plan at a price of $10.00 per share. Additionally, as part of the conversion, Chicopee Bancorp will contribute 551,064 shares ($5.5 million value based on the $10.00 offering price) to establish the Chicopee Savings Bank Charitable Foundation, a new charitable foundation that will make grants in markets in which Chicopee Savings Bank has offices. After the conversion and offering, Chicopee Bancorp will have 7,439,368 shares outstanding.

Chicopee Bancorp expects to complete its conversion and stock offering on Wednesday, July 19, 2006. Shares of Chicopee Bancorp’s common stock are expected to begin trading on Thursday, July 20, 2006 on the Nasdaq Global Market under the symbol “CBNK.”

Chicopee Bancorp expects to mail stock certificates to investors on or about Wednesday, July 19, 2006.

Muldoon Murphy & Aguggia LLP, Washington, D.C., serves as special counsel to the Company for the conversion and stock offering. Thacher Proffitt & Wood LLP, Washington, D.C., serves as special counsel to Ryan Beck & Co., Inc.

As of March 31, 2006, Chicopee Savings Bank had $390.1 million in assets, $297.9 million in deposits and $43.9 million in total surplus. The Bank operates out of seven offices located in Chicopee, West Springfield and Ludlow, Massachusetts.

This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the anticipated mailing date of stock certificates. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Chicopee Savings Banks’ interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Chicopee Bancorp’s operations. Additional factors that could cause the mailing date to be delayed include delays in processing and printing of stock certificates.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR DEPOSITORS INSURANCE FUND.